Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


               CONGOLEUM CORPORATION REPORTS THIRD QUARTER RESULTS

MERCERVILLE, NJ, November 9, 2006 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the third quarter ended September 30, 2006.

Sales for the three months ended September 30, 2006 were $57.5 million, compared with sales of $60.5 million reported in the third quarter of 2005, a decrease of $3.0 million or 5.0%. The net loss for the third quarter of 2006 was $0.4 million, compared with net income of $0.3 million in the third quarter of 2005. The net loss per share was $.05 for the third quarter of 2006, compared with net income per share of $.04 in the third quarter of 2005.

Sales for the nine months ended September 30, 2006 were $173.4 million compared with sales of $176.2 million in the first nine months of 2005. Net income for the nine months ended September 30, 2006 was $0.4 million, or $.05 per share, versus a net loss of $14.6 million, or $1.77 per share, in the first nine months of 2005 (which included an asbestos related charge of $15.5 million).

Roger S. Marcus, Chairman of the Board, commented, "As previously reported, there was an explosion in late August on one of our two main resilient sheet production lines at the Marcus Hook facility. Fortunately, no one was hurt and the damage was limited to the oven section of the line. We were able to immediately replace about a third of the lost production capacity using our other line on a seven-day operation. We also made an arrangement with a competitor to provide the balance of our requirements. By the end of September we were nearly back to normal service levels as a result of these arrangements. While we estimate the incident cost us approximately $0.8 million in the third quarter due to excess costs, lost production and the impact of lost sales, I do not anticipate any further negative impact on fourth quarter performance. The equipment manufacturer, our insurance carrier, and our own employees should all be complimented for their timely response and support in expediting the line rebuilding process. At this time we expect the replacement line will be installed and running by the end of this year."

Mr. Marcus continued, "In addition to the impact of the production disruption, our third quarter sales suffered from an extremely slow retail environment, particularly in upper end remodel products, which is affecting the entire flooring category. On a positive note, our Duraproduct sales continue to show healthy growth despite this environment, and we are benefiting from the 2006 introduction of our K-Tech product line which we did not have at this time last year."

"The impact of the production line incident, the weak retail environment, and continuing cost increases on certain specialty raw materials all hurt our results for the quarter. However, the good news is that the line problems are behind us, costs for our core raw materials appear to have stabilized, and a September price increase of nearly 5% will help our margins going forward. While we will not have the hurricane-related business that took place in the fourth quarter of 2005, we expect increased Duraproduct sales and the addition of K-Tech will help replace some of that business."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) the possible elimination of the interests of all existing shareholders through the implementation of the "cram down" provisions of the Bankruptcy Code if the holders of Congoleum's Senior Notes do not vote as a class to accept Congoleum's plan of reorganization in the requisite number and amount required by the Bankruptcy Code, (xiii) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xiv) increases in raw material prices or disruption in supply, (xv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvi) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xix) product warranty costs,
(xx) changes in distributors of Congoleum's products, (xxi) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxii) possible future sales by ABI could adversely affect the market for Congoleum's stock, (xxiii) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange, and (xxiv) Congoleum's ability to replace the production capacity damaged by a production line fire in August 2006 and to obtain payments from its insurance carriers for the costs resulting from that incident. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                                 (Unaudited)
                                                               For the Three                      For the Nine
                                                               Months Ended                       Months Ended
                                                               September 30,                      September 30,
                                                         ---------------------------       ----------------------------
                                                            2006              2005             2006              2005
                                                            ----              ----             ----              ----

Net Sales ..........................................     $   57,460       $   60,507       $  173,440        $  176,245
Cost of Sales ......................................         44,562           47,270          133,661           135,577
Selling, General & Administrative Expenses .........         10,681           10,556           31,338            32,962
Asbestos Related Reorganization Charges ............             --               --               --            15,454
                                                         ----------       ----------       ----------        ----------

Income (Loss) from Operations ......................          2,217            2,681            8,441            (7,748)

Interest Income ....................................            104               91              387               273
Interest Expense ...................................         (2,916)          (2,670)          (8,517)           (7,788)
Other Income .......................................             77              223              124               638
                                                         ----------       ----------       ----------        ----------
Income (Loss) before Income Taxes ..................           (518)             325              435           (14,625)
Income Tax Expense .................................            (94)              --               22                --
                                                         ----------       ----------       ----------        ----------
Net Income (Loss) ..................................     $     (424)      $      325       $      413        $  (14,625)
                                                         ==========       ==========       ==========        ==========
Net Income/(Loss) Per Share, Basic .................     $    (0.05)      $     0.04       $     0.05        $    (1.77)
                                                         ==========       ==========       ==========        ==========
Net Income/(Loss) Per Share, Diluted ...............     $    (0.05)      $     0.04       $     0.05        $    (1.77)
                                                         ==========       ==========       ==========        ==========
Weighted  Average  Number of  Common  Shares
Outstanding - Basic ................................          8,280            8,261            8,317             8,261
                                                         ==========       ==========       ==========        ==========
Weighted  Average  Number of  Common  Shares
Outstanding - Diluted ..............................          8,280            8,642            8,329             8,261
                                                         ==========       ==========       ==========        ==========

ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures ...............................     $    1,541       $    1,485       $    2,537        $    3,640

Depreciation and Amortization ......................     $    2,685       $    2,745       $    8,030        $    8,371

                             CONDENSED BALANCE SHEET

                                 (In thousands)
                                   (Unaudited)


                                                   September 30,  December 31,
                                                       2006          2005
                                                       ----          ----
ASSETS:
  Cash .........................................     $   19,722     $   24,511

  Restricted Cash ..............................         10,220         11,644

  Accounts & notes receivable, net .............         26,731         17,092

  Inventory ....................................            062         34,607

  Other current assets .........................         40,290         36,874
                                                     ----------     ----------
  Total current assets .........................        131,025        124,728

Property, plant & equipment (net) ..............         68,002         73,207
Other assets (net) .............................         10,515          9,412
                                                     ----------     ----------
Total assets ...................................     $  209,542     $  207,347
                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts  payable, accrued expenses &
  deferred income taxes ........................     $   54,778     $   63,317
Revolving credit loan - secured debt ...........         14,286          9,404
Liabilities subject to compromise - current ....         31,965         23,990
                                                     ----------     ----------
Total current liabilities ......................        101,029         96,711

Liabilities subject to compromise ..............        136,156        138,861
Long term debt .................................             --             --
Other liabilities ..............................         16,735         16,735
                                                     ----------     ----------
Total liabilities ..............................        253,920        252,307

Stockholders' equity (deficit) .................        (44,378)       (44,960)
                                                     ----------     ----------

Total liabilities & stockholders' equity .......     $  209,542     $  207,347
                                                     ==========     ==========